MDI Acquires Ownership Interest in 204,000 Square Foot Office Building

Building Ownership Contributes to MDI Net Worth and Profitability

SAN ANTONIO, Texas – June 21, 2007 - MDI, Inc. (NASDAQ: MDII), today announced that it has entered into an agreement to purchase from Data Rose Limited Partnership, a one-half interest in a 204,000 square foot multi-purpose office and manufacturing building located on 12.5 acres at 9725 Datapoint Drive, San Antonio, Texas. The Building, which is 100% built out and leased, is valued at more than $25,000,000. It is fully occupied by Rackspace Managed Hosting under a 180,000 square foot lease with approximately eight years remaining on its term and by the University of the Incarnate Word under a 20,000 square foot lease with approximately four years remaining on its term.

 Located at the intersection of Interstate I-10 and Wurzbach Road, the Building is in the heart of the highly desirable Medical Center of San Antonio, home to the Methodist Healthcare System, South Texas Medical Center, Christus Santa Rosa Northwest Hospital, and St Luke’s Baptist Hospital. The Building also neighbors the corporate headquarters of USAA, Valero Energy Corporation, Kinetic Concepts, Inc., and the main campus of The University of Texas at San Antonio.

After operating expenses, the Building generates in excess of $1,850,000 per year in net operating income.

The Partnership Purchase and Registration Rights Agreement entered into by MDI called for it to issue to the selling parties 3,000,000 unregistered shares of its common stock, valued at $3.17 per share, in return for 50% of Data Rose Limited Partnership, the owner of the Building. MDI agreed to include these shares in the next registration statement filed by it on Form S-3, but in no event later than July 24, 2007.

Stanley D. Rosenberg, Manager of Data Rose Limited Partnership stated, “When Data Rose Limited Partnership purchased the Building three years ago, MDI and Rackspace Managed Hosting were our anchor tenants. MDI was a great tenant and we are thrilled to have them as a co-owner with us in this highly-desirable property. Over the last three years we have been able to witness the tremendous advances made by MDI and we believe that receiving 3,000,000 shares of MDI common stock in return for 50% of the ownership in the Building will provide us an exceptional return on our investment.”

Immediately following the closing, the parties agree to use best efforts to cause a lender to make a $5,000,000 line of credit available to MDI for general corporate and operational purposes secured by up to 2,500,000 of the 3,000,000 MDI shares sold and assets of MDI.

J. Collier Sparks, CEO and President of MDI stated, “The Datapoint Building was our first home in San Antonio after we relocated the Company from the Dallas area. In 2004, Rackspace and MDI renovated this Building and we occupied 32,000 square feet there until we agreed to leave to accommodate the phenomenal growth needs of Rackspace. We than joined in the renovation of the 33,000 square foot Leonard’s Furniture Building and Warehouse, located adjacent to the San Antonio Airport, which is now our new offices at 10226 San Pedro Avenue. When we were given the opportunity to purchase one half of the Datapoint Building, we jumped at it due to its location and the value to MDI. Projections provided to us indicate that the Building could be worth in excess of $40 Million within the next three years. Now, and for years to come, this property is premium corporate space in an affluent and established part of San Antonio.”

About MDI, Inc.

MDI (NASDAQ: MDII) manufactures security technology solutions designed to protect people, facilities and assets. These solutions are unified by ONE Technology. ONE Technology unifies security point products, systems and subsystems into a common management platform. Far beyond the Integrated Security Management software promoted by industry competitors, ONE delivers an open architecture environment that adapts each individual application and device into its platform - promoting global collaboration as ONE system. The MDI product family currently protects over 8 million alarm points across the globe for many of the world’s most recognized organizations including Microsoft, MBNA Worldwide, John Deere, Pepsi, FBI, TSA, Fidelity Investments, Bureau of Engraving & Printing, American Express, Department of Defense, IRS, Disney, Smithsonian Institution and MIT to name a few. The company has received numerous industry awards for their security technology including Frost & Sullivan’s Security System Technology Leadership Award and the Security Industry Association’s Best Integrated Product Award for 2006. For more information on MDI or its diversified line of products and professional services, please visit www.mdisecure.com.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

All product and company names mentioned herein may be the trademarks of their respective owners.

MDI Investor Relations Contact:
Richard A. Larsen
MDI, Incorporated
Richard.Larsen@mdisecure.com
(210) 582.2664

MDI Media Contact:
Michael M. Garcia
MDI, Incorporated
Mike.Garcia@mdisecure.com
(210) 477.5400